EXHIBIT 2.1

IN THE UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF FLORIDA
MIAMI DIVISION
www.flsb.uscourts.gov

In re: AMERICA CAPITAL CORPORATION, Debtor.	Chapter 11 Case No. 06-12645-BKC-AJC

DEBTOR’S FIRST AMENDED PLAN OF LIQUIDATION

BILZIN SUMBERG BAENA PRICE & AXELROD LLP

Attorneys for Debtor-in-Possession
200 S. Biscayne Boulevard, Suite 2500
Miami, Florida 33131-5340
Telephone:  (305) 374-7580
Facsimile:    (305) 351-2242
Mindy A. Mora
Florida Bar No. 678910
Nicole Testa Mehdipour
Florida Bar No. 177271

Dated:  December 18, 2008
Miami, Florida

ARTICLE I	DEFINITIONS	5
ARTICLE II	TREATMENT OF UNCLASSIFIED CLAIMS: ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS AND UNITED STATES TRUSTEE FEES	19
A.	Allowed Administrative Claims	19
B.	Priority Tax Claims	19
C.	United States Trustee Fees	20
ARTICLE III CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS		20
ARTICLE IV TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS		21
4.01	Class 1. Allowed Other Priority Claims	21
4.02	Class 2. Allowed Secured Claim of SunTrust with regard to the AMCAP Notes Claim	21
4.03	Class 3. Allowed Unsecured Claims for Senior Indebtedness	22
4.04	Class 4. Allowed Unsecured Claims	22
4.05	Class 5. Allowed Equity Interests	23
ARTICLE V	PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN, ALLOWANCE OF CERTAIN CLAIMS, AND TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE EXPENSE CLAIMS, CLAIMS AND EQUITY INTERESTS	23
5.01	Voting of Claims and Equity Interests	23
5.02	Nonconsensual Confirmation ("Cramdown")	24
5.03	Method of Distribution Under the Plan	24
5.04	Distributions Withheld for Disputed Claims	26
5.05	Procedures for Allowance or Disallowance of Disputed Claims	27
5.06	The Liquidating Agent as Disbursing Agent	28
5.07	Setoffs and Recoupment	28
5.08	Allocation of Plan Distributions Between Principal and Interest	28
5.09	Preservation of Litigation Claims	28
5.10	No Recourse	29
5.11	Amendments to Claims	29
5.12	No Post-petition Interest on Claims	29

ARTICLE VI EXECUTORY CONTRACTS AND UNEXPIRED LEASES		30
6.01	Assumption or Rejection of Executory Contracts and Unexpired Leases	30
ARTICLE VII MEANS FOR IMPLEMENTATION AND EFFECT OF CONFIRMATION OF PLAN		30
7.01	The TFC Distribution	30
7.03	Effectiveness of Instruments and Agreements	32
7.04	Corporate Action	32
7.05	Approval of Agreements	32
7.06	Cancellation of Existing Securities and Agreements	32
7.07	No Change of Control	32
7.08	Operation of the Debtor-in-Possession Between the Confirmation Date and the Effective Date	33
7.09	Term of Bankruptcy Injunction or Stays	33
7.10	Revesting of Assets	33
7.11	Causes of Action	33
7.12	Discharge of Debtor	33
7.13	Injunction Related to Discharge	34
7.14	Injunction Against Interference with the Plan	34
7.15	No Res Judicata Effect	34
ARTICLE VIII CLAIMS EXAMINER AND LIQUIDATING AGENT		34
8.01	Appointment of Claims Examiner and Liquidating Agent	34
8.02	Compensation of Claims Examiner and Liquidating Agent	34
8.03	Duties and Responsibilities of the Liquidating Agent	34
8.04	Term of Service	37
8.05	Indemnification	37
ARTICLE IX CONFIRMATION AND EFFECTIVENESS OF THE PLAN		37
9.01	Conditions Precedent to Confirmation	37

9.02	Conditions Precedent to Effectiveness	38
9.03	Effect of Failure of Conditions	38
9.04	Waiver of Conditions	38
ARTICLE XI RETENTION OF JURISDICTION		40
ARTICLE XII MISCELLANEOUS PROVISIONS		41
12.01	Effectuating Documents and Further Transactions	41
12.02	Exemption from Transfer Taxes	41
12.03	Authorization to Request Prompt Tax Determinations	41
12.04	Exculpation	42
12.05	Injunction Relating to Exculpation	42
12.06	Post-Effective Date Fees and Expenses	42
12.07	Payment of Statutory Fees	42
12.08	Amendment or Modification of Plan	42
12.09	Severability	43
12.10	Binding Effect	43
12.11	Notices	43
12.12	Governing Law	44
12.13	Withholding and Reporting Requirements	44
12.14	Filing of Additional Documents	44
12.15	No Admissions	44
12.16	Time	45
12.17	Post-Confirmation Conversion/Dismissal	45
12.18	Final Decree	45
12.19	Inconsistency	45
12.20	No Interest or Attorneys’ Fees	45
12.21	Successors and Assigns	45
12.22	Headings	45
12.23	No Penalty for Prepayment	45
12.24	Savings Clause	45
12.25	Remedy of Defects	45
ARTICLE XIII CONCLUSION		46

DEBTOR’S FIRST AMENDED PLAN OF LIQUIDATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
America Capital Corporation, a Florida corporation, proposes the following plan of liquidation under Section 1121(a) of the Bankruptcy Code:

ARTICLE I
DEFINITIONS
As used in this Plan, the following terms shall have the respective meanings set forth below, and such meanings shall be equally applicable to the singular and plural forms of the terms defined unless the context requires otherwise.

"Administrative Carve-Outs" shall mean, collectively, the BSBPA Carve-Out, Claims Examiner Carve-Out, GSPLH Carve-Out, and Liquidating Agent Carve-Out.

"Administrative Claim" shall mean a Claim against the Estate of the Debtor allowed by order of the Court pursuant to Section 503(b) and entitled to priority under Section 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation: (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtor's Estate and of operating the business of the Debtor; (ii) any payment to be made under this Plan to cure a default on Executory Contracts that are assumed pursuant to Section 365 of the Bankruptcy Code, (iii) any post-Petition Date cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtor in the ordinary course of business and allowed by the Court, (iv) compensation or reimbursement of expenses of Professionals to the extent allowed by the Court under Section 330(a) or Section 331 of the Bankruptcy Code, and (v) any fees or charges assessed against the Estate pursuant to 28 U.S.C. § 1930.

"Administrative Claims Bar Date" shall mean the date established by Final Order of the Court as the last date to request payment of Administrative Claims, other than with respect to (a) Claims of Professionals or other Persons requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including any compensation requested by any Professional or any other Person for making a substantial contribution in the Chapter 11 Case), and (b) liabilities incurred by the Debtor other than in the ordinary course of business after the Administrative Claims Bar Date but before the Effective Date.

"Administrative Claimant" shall mean the holder of an Administrative Claim.

            "Affiliate" shall mean with respect to any Person, any other Persons that would fall within the definition assigned to such term in Section 101(2) of the Bankruptcy Code, if such Person was a debtor in a case under the Bankruptcy Code.

"Allowed Amount" shall mean with respect to a Claim, (a) the amount of a Claim that was listed in the Debtor’s Schedules (as originally Filed in this Case) as not disputed, contingent or unliquidated, if the holder of such Claim has not Filed a Proof of Claim with the Court within the applicable period of limitation fixed by the Court pursuant to Rule 3003(c)(3) of the Bankruptcy Rules, or (b) if a holder of a Claim has Filed a Proof of Claim with the Court within the applicable period of limitation fixed by the Court pursuant to 3003(c)(3) of the Bankruptcy Rules:  (i) the amount stated in such Proof of Claim or in the Schedules if no objection to such Proof of Claim or amount listed in the Schedules has been interposed within the applicable period of limitation fixed by the Court or any extension thereof, or (ii) such amount as shall be fixed by an order of the Court which has become a Final Order, if an objection has been interposed within the applicable period of limitation fixed by the Court, or (c) with respect to a Fee Request, such amount as shall be fixed by an order of the Court which has become a Final Order.  In no event shall the Allowed Amount of any Priority Claim or Unsecured Claim include interest accrued on such Claim after the Filing Date.

             "Allowed Claim" shall mean a Claim: (a) (i) proof of which was timely and properly Filed on or before the Bar Date or the Administrative Claims Bar Date, as applicable, (ii) proof of which was deemed Filed pursuant to Section 1111(a) of the Bankruptcy Code, or (iii) if no such proof was Filed or deemed Filed, such Claim has been listed by the Debtor on its Schedules Filed under Section 521(a)(1) of the Bankruptcy Code as liquidated in amount and not disputed or contingent and, in any case, as to which (A) no objection to the allowance thereof has been or is interposed by the Claim Objection Deadline or any extension thereof, or (B) any such objection has been settled, withdrawn or determined by a Final Order, (b) based on an application of a Professional under Section 330, Section 331, or Section 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Case, to the extent such application is approved by a Final Order; or (c) expressly allowed under this Plan or the Confirmation Order.  Unless otherwise specified herein or by order of the Court, Allowed Claim shall not include interest on such Claim for the period from and after the Petition Date.  In no event is a Claim allowed unless and until it is allowed by Final Order of the Court or the Claim Objection Deadline (and any extension thereof) has expired and no objection to the Claim has been Filed.

"Allowed Equity Interest" shall mean any Equity Interest which has not been timely disputed, or if timely disputed, which has been allowed by order of the Court which has become a Final Order.

"AMCAP" shall mean America Capital Corporation, the Debtor in these Chapter 11 proceedings.

"AMCAP Noteholders" shall mean the beneficial owners of the AMCAP Notes.

“AMCAP Noteholder Voting Materials” shall include a copy of this Plan, the Disclosure Statement, the Confirmation Order, a Ballot (in the form for AMCAP Noteholders), and a stamped, self-addressed envelope; this set of materials shall be distributed by the Ballot Agent to each of the AMCAP Noteholders.

"AMCAP Notes" shall mean those certain 8.40% Subordinated Notes due 1993 issued by AMCAP pursuant to the Indenture, on or about June 15, 1985, in the principal amount of eighty million dollars ($80,000,000).

"AMCAP Notes Claim" shall mean the claim held by SunTrust Bank as trustee under the Indenture and with regard to the AMCAP Notes, based upon the AMCAP Notes Judgment, the AMCAP Notes, and the Indenture.

"AMCAP Notes Judgment" shall mean that Order Granting Final Summary Judgment, entered on March 5, 1998, in case number 97-5477 CA-27, in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida, in favor of SunTrust and against AMCAP, in the principal sum of $78,502,000.00, plus interest in the sum of $53,458,586.48, for a total sum of $131,960,586.65.  Judgment Lien Certificate number J04900009354 was filed with regard to the AMCAP Notes Judgment with the Secretary of State of the State of Florida.  As of the Petition Date, the total due pursuant to the AMCAP Notes Judgment, including accrued statutory interest, was $227,586,819.99.

"Article" shall mean one of the numbered Articles of the Plan.

"Assets" shall mean all of the right, title, and interest of the Debtor in and to Property of the Estate.

"Avoidance Actions" shall mean those actions commenced to recover avoidable transfers and preferences under and pursuant to Sections 542 through 550 and 553 of the Bankruptcy Code and applicable state law.

"Ballot" shall mean the ballot accompanying the Disclosure Statement upon which holders of Claims and Equity Interests in each Impaired Class of Claims and Equity Interests who are entitled to vote on the Plan shall indicate their acceptance or rejection of the Plan and, if applicable, such other elections as may be made thereon.  Because of the manner in which the AMCAP Notes may be beneficially held, the form of Ballot provided to AMCAP Noteholders will be different than the form of Ballot provided to other holders of Claims and Equity Interests.

"Ballot Agent" shall mean the Debtor or its agent as may be appointed by the Court for the purpose of receiving, tabulating and certifying Ballots.  With regard to voting by the AMCAP Noteholders, “Ballot Agent” shall mean The Garden City Group, Inc., to be retained by AMCAP to provide the AMCAP Noteholder Voting Materials to the AMCAP Noteholders, and to receive and tabulate the ballots and certify the voting results of the AMCAP Noteholders.  The contact information for The Garden City Group, Inc. is as follows:  Craig E. Johnson, Senior Consultant, The Garden City Group, Inc., 105 Maxess Road, Melville, New York 11747, telephone number (631) 470-1866.

"Ballot Deadline" shall mean the last day established by order of the Court for filing a Ballot with the Ballot Agent.

            "Bankruptcy Code" shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et. seq., in effect as of the Petition Date, together with all amendments and modifications thereto to the extent applicable to this Chapter 11 Case.
           "Bankruptcy Rules" shall mean (a) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under Section 2075 of title 28 of the United States Code, (b) the Federal Rules of Civil Procedure, as amended and promulgated under Section 2072 of title 28 of the United States Code, (c) the Local Rules of the United States Bankruptcy Court for the Southern District of Florida, and (d) any standing orders governing practice and procedure issued by the Court, each as in effect on the Petition Date, together with all amendments and modifications thereto to the extent applicable to this Chapter 11 Case or proceedings herein, as the case may be.
"Bar Date" shall mean November 1, 2006, the last date for Creditors and holders of Equity Interests to File proofs of Claims or Equity Interests in this Case.

"Beneficial Holder" shall mean the Person holding the beneficial interest in a Claim or Interest.

"BSBPA" shall mean the firm of Bilzin Sumberg Baena Price & Axelrod, LLP.

"BSBPA Carve-Out" shall mean, to the extent that SunTrust has a valid Lien against the Assets of AMCAP, the carve-out provided by SunTrust in favor of BSBPA, as counsel for AMCAP, in an amount equal to the lesser of (a) $500,000 or (b) the amount awarded by the Court as Reasonable fees for such counsel, plus in either case, an additional carve-out for expenses incurred by AMCAP's counsel.

"Business Day" shall mean a day other than a Saturday, a Sunday, or a day on which commercial banks in Miami, Florida are authorized or required to close.

"Case" shall mean this Chapter 11 Case No. 06-12645-BKC-AJC, pending before the United States Bankruptcy Court for the Southern District of Florida.

"Cash" shall mean legal tender of the United States of America.

"Claim" shall mean any claim, as that term is defined in Section 101(5) of the Bankruptcy Code, including, without limitation, (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; (c) without limiting the generality of the foregoing, all Administrative Claims, Priority Claims, Secured Claims, Unsecured Claims and any liabilities scheduled by the Debtor in this case.

"Claims Examiner" shall mean Jeffrey H. Beck, who was appointed as an independent fiduciary, entitled to his own attorney client privilege with his counsel, by the Court pursuant to that certain Order dated October 29, 2007, granting the motion to approve the SunTrust Settlement Agreement, pursuant to which he has full authority to (a) review and investigate Claims against the bankruptcy estate of either AMCAP or TFC Filed by an Insider of either  AMCAP or TFC, or an Affiliate of such Insider and (b) review and negotiate the terms of the Plan.

"Claims Examiner Carve-Out" shall mean the carve-out, to the extent that SunTrust has a valid Lien against the Assets of AMCAP, provided by SunTrust, for payment of fees and expenses incurred by the Claims Examiner and his Professionals, in an amount attributable to AMCAP and awarded by the Court.

“Claim Objection Deadline”shall mean the last day for the Liquidating Agent to File objections to Claims, which shall be one hundred and twenty (120) days after the Effective Date, as set by Final Order of the Court, subject to further extension for good cause shown.

"Class" shall mean a group of Claims or Equity Interests classified together pursuant to Article IV of the Plan.

"Class 1" shall mean the Other Priority Claims, as described, classified and treated in Section 4.01 of this Plan.

"Class 2" shall mean the Allowed Secured Claim of SunTrust, if any, as described, classified and treated in Section 4.02 of this Plan.

"Class 3" shall mean the Allowed Unsecured Claims for Senior Indebtedness, if any, as described, classified and treated in Section 4.03 of this Plan.

"Class 4" shall mean the Allowed Unsecured Claims, as described, classified and treated in Section 4.04 of this Plan.

"Class 5" shall mean the Allowed Equity Interests, as described, classified and treated in Section 4.05 of this Plan.

"Clerk of the Court" shall mean the clerk of the Court.

"Confirmation" shall mean the entry by the Court of the Confirmation Order.

"Confirmation Date" shall mean the date on which the Clerk of the Court enters the Confirmation Order on the Docket.

"Confirmation Hearing" shall mean a hearing held by the Court to consider Confirmation of the Plan pursuant to Section 1128 of the Bankruptcy Code.

"Confirmation Order" shall mean the order entered by the Court confirming the Plan.

            "Court" shall mean the United States Bankruptcy Court for the Southern District of Florida, including any Bankruptcy Judge thereof, and any court having competent jurisdiction to hear appeals from the Bankruptcy Judges thereof.

"Creditor" shall mean any Person holding a Claim, including Administrative Claims and Claims of the kind specified in Sections 502(b), 502(h), and 502(i) of the Bankruptcy Code, and such Person’s heirs, successors, assigns, executors, and personal representatives.

"Debtor or Debtor-in-Possession" shall mean AMCAP.  Any reference to the "Debtor" shall also include the Debtor in its capacities as debtor-in-possession in this Case, and vice-versa.

"Deficiency Claim" shall mean an Unsecured Claim for the difference between (a) the aggregate amount of an Allowed Claim and (b) the value received on account of the portion of such Allowed Claim that is a Secured Claim.

"Director Notes" shall mean the amounts claimed by Harold Brown, Myron Filarski, William Wooldridge, David Albright, Sally P. Gries, John F. McCarthy, Richard Brierly, Jack Burstein, Steven Cook, and Robert Sanders, as former or current officers and directors of Transohio Savings Bank, TFC and/or the Debtor arising out of indemnification sought from the Debtor.

"Disclosure Statement" shall mean the First Amended Disclosure Statement Filed by the Debtor, in connection with the Plan and approved by the Court for submission to Creditors as the same may be amended from time to time.

“Disputed Claim” shall mean all Claims: (a) which are listed in the Schedules as disputed, contingent or unliquidated or (b) as to which (i) a proof of Claim has been Filed, (ii) an objection, or request for estimation, has been timely Filed (and not withdrawn) by the Liquidating Agent, and (iii) no Final Order has been entered thereon.  In the event that any part of a Claim is disputed, such portion of the Claim that is disputed shall be deemed to constitute a Disputed Claim for purposes of distribution under this Plan unless a Final Order has been entered allowing such Claim.  Without limiting any of the above, a Claim that is the subject of a pending objection, motion, complaint, counterclaim, setoff, avoidance action, Litigation Claim or other defense, or any other proceeding seeking to disallow, subordinate or estimate such Claim, Filed by the Claims Examiner or the Liquidating Agent, shall be deemed to constitute a Disputed Claim to the extent of the dispute or objection.  If a Claim is subject to a dispute, objection or other proceeding challenging the Claim in its entirety, the entire Claim shall be treated as a Disputed Claim.

"Disputed Claims Reserve" shall mean the reserve established by the Liquidating Agent in accordance with the provisions of this Plan to hold Cash and instruments for the purposes of reserving Distributions to holders of Disputed Claims pending the determination and allowance, if applicable, thereof by Final Order of the Court.  Any unused amounts accounted for in the Disputed Claims Reserve shall become Cash under the Plan, including for Distribution to holders of Allowed Claims and Allowed Equity Interests in accordance with the terms of the Plan.

"Distribution" shall mean funds to be paid or instruments to be issued to holders of Claims pursuant to Article II, Article IV and Article V of the Plan.

"Distribution Date" shall mean the dates upon which Distributions may be made pursuant to Article V of the Plan.

"Distribution Record Date" shall mean the date established by an order of the Court on which the Liquidating Agent will cease processing transfers of Claims, and upon which Allowed Claims and Allowed Equity Interests are determined for purposes of voting on, or receiving Distributions under, the Plan.

"Docket" shall mean the docket maintained in this Case by the Clerk of the Court.

"Effective Date" shall mean the date upon which the last of the conditions precedent to the occurrence of the Effective Date set forth in Section 9.02 of the Plan occurs.

"Equity Interest" shall mean any ownership or equity interest in the Debtor, including without limitation, interests evidenced by common or preferred stock, warrants, options, or other rights to purchase any ownership or equity interest in the Debtor.

"Estate" shall mean the Estate of the Debtor created in this Case pursuant to Section 541 of the Bankruptcy Code on the Petition Date.

"Executory Contract" shall mean a contract or unexpired lease to which the Debtor is a party and that is executory within the meaning of Section 365 of the Bankruptcy Code.

"Face Amount" shall mean with respect to a particular Claim, (a) if the holder of such Claim has not Filed a Proof of Claim with the Court within the applicable period of limitation fixed by the Court pursuant to Rule 3003(c)(3) of the Bankruptcy Rules, the amount of such Claim that was listed in the Schedules (as originally Filed in this Case) as not disputed, contingent or unliquidated; or (b) if the holder of such Claim has Filed a Proof of Claim with the Court within the applicable period of limitation fixed by the Court pursuant to Rule 3003(c)(3) of the Bankruptcy Rules, the amount stated in such Proof of Claim, or (c) with respect to a Fee Request, the amount to which the applicant would be entitled if its application were to be granted in full.

"Fee Request" shall mean an application or request for payment by the Estate of fees, compensation for services rendered or reimbursement of expenses, pursuant to Rule 2016 of the Bankruptcy Rules or other applicable provision of the Bankruptcy Code or the Bankruptcy Rules.

"File, Filed, or Filing" means file, filed, or filing with the Court in this Case.

"Final Distribution" shall mean the Distribution made on the Final Distribution Date.

"Final Distribution Date" shall mean the Distribution Date immediately following which there is no Cash, including Cash in the Disputed Claims Reserve, to distribute to holders of Allowed Claims.

"Final Order" shall mean an order or judgment of the Court as entered on the Docket that has not been reversed, stayed, modified, or amended, and respecting which the time to appeal, petition for certiorari or seek reargument, review or rehearing has expired, and as to which no appeal, reargument, petition for certiorari, review or rehearing is pending, or as to which any right to appeal, reargue, petition for certiorari or seek review or rehearing has been waived in writing in a manner satisfactory to the Liquidating Agent, or, if any appeal, reargument, petition for certiorari, review or rehearing thereof has been denied, the time to take further appeal or to seek certiorari or further rehearing, review or reargument has expired.  If any provision of the Plan requires the entry of a Final Order as a condition to the occurrence or performance of an act, the Liquidating Agent may waive such requirement in accordance with the Plan with Court approval.

"Government Litigation" shall mean the action commenced by the Debtor and TFC against the United States of America on or about August 8, 1995, case styled American Capital Corporation and TransCapital Corporation v. United States of America, No. 95-523C, in the United States Court of Federal Claims, including, without limitation, any and all appellate and related proceedings.

"GSPLH" shall mean Goldstein Schechter Price Lucas Horwitz & Co., P.A.

"GSPLH Carve-Out" shall mean the carve-out, to the extent that SunTrust has a valid Lien against the Assets of AMCAP, provided by SunTrust for payment of fees and expenses incurred by GSPLH as accountant to AMCAP in an amount not to exceed $10,000 and to the extent awarded by the Court.

"Impaired" shall mean an Allowed Claim or Equity Interest that is Impaired within the meaning of Section 1124 of the Bankruptcy Code.

"Indenture" shall mean that certain Indenture between AMCAP as successor to American Capital Corporation and SunTrust as ultimate successor to Sun Bank, National Association, as trustee, dated as of June 15, 1985, under which AMCAP issued the AMCAP Notes.

"Initial Distribution" shall mean the Distributions to be made from the Initial Dividend on the Effective Date pursuant to Article II, Article IV and Article V of the Plan.

“Initial Distribution Date” shall mean: (i) with respect to Allowed Administrative Claims, Allowed Priority Tax Claims, fees of the United States Trustee, as soon as reasonably practicable after the Effective Date of the Plan; and (ii) with respect to Claims in Classes 1 through 3 under the Plan, the date which is the earlier of (1) the date of entry of a Final Order allowing such Claim; or (2) as soon as reasonably practicable after the expiration of the Claim Objection Deadline, if no objection to such Claim is Filed by the Liquidating Agent.

"Initial Dividend” shall mean an amount not less than $500,000, which TFC will initially distribute to holders of its allowed equity interests, including AMCAP, in the TFC Case on the Effective Date of the TFC Plan.

"Insider(s)" shall mean those Persons defined in Section 101(31) of the Bankruptcy Code.

"Judgment" shall mean the judgment entered in favor of TFC against the United States of America in the Government Litigation.

"Judgment Distribution Date" shall mean the date that is as soon as reasonably practicable following (i) TFC's definitive determination of its tax liability arising from its receipt of the Judgment Proceeds, and (ii) the Debtor's definitive determination of its tax liability arising from the TFC Distribution.

"Judgment Proceeds" shall mean the total amount of the Judgment prior to deducting any attorneys’ fees, costs or related expenses.

"Late Filed Claim" shall mean a Claim Filed after the Bar Date, but prior to the Confirmation Hearing.

"Lien" shall mean any valid and undisputed mortgage, lien, charge, security interest, encumbrance or other security device of any kind affecting any Asset of the Debtor’s Estate.

"Liquidating Debtor’s Assets” shall mean all Assets of the  Debtor’s Estate, which Assets are proposed to be transferred to and vested in the Liquidating Debtor’s Estate under and in accordance with the terms of the Plan on the Effective Date.

"Liquidating Debtor’s Estate" shall mean the Estate established pursuant to the Plan for the benefit of holders of Allowed Claims and Allowed Equity Interests in the Estate, into which all of the Assets of the Estate shall be transferred to and vested in on the Effective Date for all purposes under the Plan, which Liquidating Debtor’s Estate and the Liquidating Agent relating thereto, shall be appointed as a representative of the Debtor's Estate pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code.

"Liquidating Agent Carve-Out" shall mean the carve-out, to the extent that SunTrust has a valid Lien against the Assets of AMCAP, provided by SunTrust, for payment of fees and expenses incurred by the Liquidating Agent and his Professionals, in an amount attributable to AMCAP and awarded by the Court.

"Litigation Claims" shall mean any and all claims, choses in action, causes of action suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payments and claims, except the Government Litigation, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether assertable directly or derivatively, in law, equity or otherwise, which are owned or held by, or have accrued to, the Debtor or the Estate, whether arising before or after the Petition Date, including without limitation, those which are: (i) Property of the Estate under and pursuant to Section 541 of the Bankruptcy Code; (ii) for subrogation and contribution; (iii) for turnover; (iv) Avoidance Actions; (v) to determine the extent, validity and priority of liens and encumbrances; (vi) for surcharge under Section 506(c) of the Bankruptcy Code; (vii) for subordination under Section 510 of the Bankruptcy Code; (viii) related to federal or state securities laws; (ix) direct or derivative claims or causes of action of any type or kind; (x) for professional malpractice against Professionals employed by the Debtor; (xi) against any and all current and/or former officers and directors of the Debtor, including for breach of fiduciary duty; (xii) under and pursuant to any policies of insurance maintained by the Debtor, including without limitation, the directors’ and officers’ liability insurance policy; (xiii) for theft of corporate opportunity; (xiv) for collection on accounts, accounts receivables, loans, notes receivables or other rights to payment; (xv) for the right to seek a determination by the Court of any tax, fine or penalty relating to a tax, or any addition to a tax, under Section 505 of the Bankruptcy Code; (xvi) which arise under or as a result of any section of the Bankruptcy Code, including Section 362; and (xvii) set forth in Exhibit C attached to the Disclosure Statement or described therein.

"Litigation Reserve"shall mean Cash in an amount to be initially determined by the Liquidating Agent and approved by the Court, after notice and a hearing, which shall be funded to the Liquidating Agent as soon thereafter as reasonably practicable, and used exclusively to pay Post-Confirmation Administrative Claims, including fees and costs of the Liquidating Agent, his staff and Professionals incurred in connection with the prosecution of (i) Litigation Claims, (ii) objections to Claims, and (iii) other asserted claims against the Debtor's Estate, including indemnity Claims.  The Liquidating Agent shall File a motion with the Court within twenty (20) days after the Effective Date for a determination of the appropriate amount of the Litigation Reserve, which shall be determined by Final Order of the Court.

"Marlin Entities" shall mean TS4401G, LLC, ACC Notes LLC, OYBS, LLC, and FBK Associates.

"Master Ballot" shall mean the Ballot provided to a bank, brokerage firm or other nominee or agent or proxy holder thereof holding notes or interests in its own name on behalf of a Holder, or any agent thereof, used to accept or reject the Plan.

"Net Proceeds" shall mean the amount remaining from recoveries in respect of Litigation Claims (excluding the Government Litigation) less the fees and costs of the Liquidating Agent and his Professionals and related expenses.

"Net TFC Distribution" shall mean an amount equal to the TFC Distribution, less an amount sufficient to satisfy the aggregate amount of Allowed Administrative Claims (which include the Administrative Carve-Outs), the Unsecured Carve-Out (to the extent SunTrust has an Allowed Secured Claim), the Disputed Claims Reserve, the Litigation Reserve, the United States Trustee Fees from the Petition Date through the Judgment Distribution Date, Allowed Priority Tax Claims, Allowed Other Priority Claims, and any amount due the United States in respect of taxes arising from the TFC Distribution.

            "Other Priority Claims" shall mean a Claim (other than an Administrative Claim or Priority Tax Claim) that is entitled to priority under Section 507 of the Bankruptcy Code.

"Person" shall mean any individual, sole proprietorship, partnership (general or limited), joint venture, trust, unincorporated organization, association, corporation, institution, entity, or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body, political subdivision or department thereof).

"Petition Date" shall mean June 19, 2006, the date on which the Debtor commenced this Case by filing a voluntary petition under Chapter 11 of the Bankruptcy Code.

"Plan" shall mean this Plan of Liquidation in the present form or as it may be modified, amended, or supplemented from time to time.

"Plan Documents" shall mean the documents to be Filed as a part of the Plan.

"Post-Confirmation Administrative Claim" shall mean a Claim for services rendered or expenses incurred after the Confirmation Date in connection with this Case.

"Post-Confirmation Service List" shall mean the list of parties who shall be served with any documents Filed with the Court or which are required to be served on any parties in interest in this Case on or after the Effective Date, and which shall include any party which serves a request for notice on the Liquidating Agent.

"Pre-Petition" shall mean prior to the Petition Date.

"Priority Tax Claim" shall mean a Claim (other than an Administrative Claim or Priority Claim) that is entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

 "Professional" shall mean a Person employed in the Case pursuant to a Final Order in accordance with Section 327, 328, 1103 or 1104 or otherwise under the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to Sections 327, 328, 329, 330, 331 and 363 of the Bankruptcy Code.

"Proof of Claim" shall mean any Proof of Claim Filed with the Court with respect to the Debtor pursuant to Bankruptcy Rules 3001 or 3002.

"Property of the Estate" shall mean the property defined in Section 541 of the Bankruptcy Code.

"Pro Rata Share" shall mean, with respect to any Distribution to the Holder of an Allowed Claim, a fraction, the numerator of which will be the amount of such Holder’s Allowed Claim and the denominator of which will be the sum of all Allowed and Disputed Claims in the Class, all determined as of the applicable Distribution date.

"Reasonable" shall mean, in the context of fees and costs incurred, that interpretation by the Court in the context of Section 330 of the Bankruptcy Code.
"Rejection Claim" shall mean a Claim arising under Section 502(g) of the Bankruptcy Code from the rejection under Section 365 of the Bankruptcy Code, or under this Plan, of an Executory Contract or unexpired lease which has been rejected.
       "Schedules" shall mean the Schedules of assets and liabilities originally Filed by the Debtor with the Court and not as the same may be amended from time to time.

"Section" shall mean a numbered subsection of any Article of the Plan.

"Secured Claim" shall mean a Claim which, as of the Effective Date of the Plan and, if necessary, pursuant to a valuation by the Court pursuant to Section 506(a) of the Bankruptcy Code, is secured by a valid, enforceable and perfected mortgage, lien, security interest or other encumbrance of any kind against Assets of the Estate, and which is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law.

"Secured Creditor" shall mean the holder of a Secured Claim.

"Senior Indebtedness" shall have the meaning provided for the term "senior indebtedness" as set forth in Section 1.01 of the Indenture as follows:  the principal of, and premium, if any, and interest on (a) indebtedness (other than the Notes), whether or not secured and whether heretofore or hereafter incurred, (i) for borrowed money, (ii) evidenced by notes, bonds or debentures of the Company issued under the provisions of an indenture or similar instrument or (iii) in connection with the acquisition by the Company or a Subsidiary of a business, real property or other assets other than in the ordinary course of business, in either case for the payment of which the Company is liable directly or indirectly by guarantee,  letter of credit, obligations to purchase or acquire or otherwise, or the payment of which is secured by a lien, charge or encumbrance on assets acquired by the Company or a Subsidiary, unless the terms of the instrument evidencing such indebtedness or pursuant to which such indebtedness is issued provide that such indebtedness (x) is not superior in right of payment to the Notes, or (y) is subordinate to indebtedness of the same nature as the Notes, (b) amendments, modifications, renewals, extensions or deferrals of any such indebtedness and (c) indebtedness issued in exchange for any indebtedness described in clause (a) or clause (b).

"Senior Indebtedness Distribution" shall mean a payment in an amount equal to the aggregate amount of any Claims which the Court determines by Final Order constitute Senior Indebtedness, to the extent that the Court determines the Debtor is obligated to make payment to the holders of any Senior Indebtedness pursuant to Section 3.02 of the Indenture, as a priority payment ahead of distributions on the AMCAP Notes Claim.

"Senior Indebtedness Subordination Proceeding" shall mean a timely adversary proceeding by any alleged holders of Senior Indebtedness seeking to enforce any contractual subordination clause under Section 510(a).

“Senior Indebtedness Reserve” shall mean the reserve established by the Liquidating Agent in accordance with the provisions of this Plan to hold Cash and instruments for the purpose of reserving any Distributions to holders of any Allowed Unsecured Claims for Senior Indebtedness, in the principal amount of such Claims, if and to the extent that any alleged holders of Senior Indebtedness timely File a Senior Indebtedness Subordination Proceeding within 15 days of the Effective Date, pending the determination by the Court by Final Order as to whether such Claims should be allowed, and, if so, whether such Claims constitute Senior Indebtedness, and, if so, whether such Claims receive a distribution ahead of the AMCAP Notes Claim.

"Subordinated Claim" shall mean a Claim that is subordinated by Final Order of the Court, whether pursuant to Section 510 of the Bankruptcy Code or otherwise.

"Subsequent Distribution Date" shall mean the date after the Initial Distribution Date on which Distributions are made in accordance with Article V of the Plan on account of a Disputed Claim that becomes an Allowed Claim by Final Order of the Court.

"Substantial Consummation" shall mean that the Plan shall be deemed to be substantially consummated under Sections 1101 and 1127(b) of the Bankruptcy Code upon completion of the Initial Distributions due on the Initial Distribution Date.

"SunTrust" shall mean SunTrust Bank, as the ultimate successor to Sun Bank, National Association, as Trustee under the Indenture.

"SunTrust Deficiency Claim" shall mean the Deficiency Claim, if any, held by SunTrust with regard to the AMCAP Notes Claim.

"SunTrust Settlement Agreement" shall mean that certain settlement agreement executed by and among AMCAP, TFC, and SunTrust on October 9, 2007, and approved by the Court on October 29, 2007.

"TFC" shall mean TransCapital Financial Corporation, a Delaware corporation, in which the Debtor owns 65.19% of the common stock issued and outstanding by TFC.

"TFC Case" shall mean the Chapter 11 Case No. 06-12644-BKC-AJC, pending before the United States Bankruptcy Court for the Southern District of Florida.

"TFC Distribution" shall mean the amount available for distribution to the Debtor and/or its Creditors, on account of the Debtor's Allowed Equity Interest in TFC, pursuant to the TFC Plan.

"TFC Plan" shall mean the plan of liquidation Filed by TFC (as may be amended, modified or supplemented) and confirmed by Final Order of the Court, in the TFC Case.

"TSB Director Notes" shall mean the amounts asserted by David Albright, Myron Filarski, Sally Gries, John McCarthy and William Wooldridge, as directors of Transohio Savings Bank, for payments made, or attorneys’ fees and costs incurred, by the foregoing individuals arising out of indemnification sought from the Debtor.

"Unimpaired" shall mean an Allowed Claim or Allowed Equity Interest that is not Impaired within the meaning of Section 1124 of the Bankruptcy Code.

"United States Trustee Fees" shall mean the fees due to the United States Trustee pursuant to 28 U.S.C. § 1930(a)(6).

"Unsecured Carve-Out" shall mean the carve-out in the amount of $10,000 provided by SunTrust, to the extent that SunTrust has a valid Lien against the Assets of AMCAP, to fund a Distribution to holders of Allowed Unsecured Claims, other than the SunTrust Deficiency Claim.

"Unsecured Claim" shall mean any Claim against the Estate, but not including a Secured Claim, a Priority Claim, a Priority Tax Claim, an Administrative Claim, or a Subordinated Claim.

"Unsecured Creditor" shall mean the holder of an Unsecured Claim.

"Rules of Construction and Interpretation"

The following rules of construction shall be applicable for all purposes of the Plan unless the context clearly requires otherwise:

    (a)        The terms "include," "including," and similar terms shall be construed as if followed by the phrase "without being limited to."

    (b)        Words of masculine, feminine, or neutral gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number, and vice-versa.

    (c)        All article, section, and exhibit or appendix captions are used for convenience and reference only, and in way define, limit, or describe the scope or intent of, or in any way affect, any such article, section, exhibit, or appendix.

    (d)        Any reference to time shall be determined based upon Eastern Time then in effect.

ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS:
ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS
AND UNITED STATES TRUSTEE FEES

The following Administrative Claims, Priority Tax Claims and United States Trustee Fees are Unimpaired under the Plan and will be treated as follows:

A.                 Allowed Administrative Claims
Administrative Claims are Claims constituting a cost or expense of the administration of the Case allowed under Sections 503 or 507(a)(2) of the Bankruptcy Code.  Such Claims include any actual and necessary costs and expenses of preserving the Estate of the Debtor, any actual and necessary costs and expenses of operating the business of the Debtor-in-Possession, any indebtedness or obligations incurred or assumed by the Debtor-in-Possession in connection with the conduct of its business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent allowed by the Court under Section 328, 330, or 503 of the Bankruptcy Code, all costs associated with the cure of any Executory Contracts between the Debtor and any Person, and any fees or charges assessed against the Estate of the Debtor under Section 1930 of title 28 of the United States Code.
Except to the extent that any entity entitled to payment of any Allowed Administrative Claim agrees to a different treatment, each holder of an Allowed Administrative Claim shall receive Cash in an amount equal to such Allowed Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim by Final Order, or as soon thereafter as is reasonably practicable, unless the holder of such Allowed Administrative Claim agrees in writing to different treatment.
(i)                 Professionl Fees and Expense Claims
Compensation of Professionals and reimbursement of expenses incurred by Professionals are Administrative Claims pursuant to Section 503(b)(2) of the Bankruptcy Code (the "Professional Fees and Expenses Claims").  All payments to Professionals for Professional Fees and Expenses Claims incurred prior to the Effective Date will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Court relating to the payment of final compensation for services rendered and reimbursement of expenses.  The Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.
All entities seeking an award by the Court of Professional Fees and Expenses prior to the Effective Date shall File their respective final applications for allowance of compensation for services rendered and reimbursement of expenses pursuant to Sections 328 or 330 of the Bankruptcy Code, as applicable, and Rule 2016, by the date as may be fixed by the Court.
The time for filing objections to applications for allowance and payment of Professional Fees and Expenses, and the date and time for a hearing in respect of such applications and the related objections, if any, shall be set forth in the Confirmation Order or other order of the Court.

B.                 Priority Tax Claims
Except to the extent that a holder of an Allowed Priority Tax Claim under Section 507(a)(8) of the Bankruptcy Code has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable.

C.                 United States Trustee Fees
On the Effective Date, the Debtor shall pay to the United States Trustee the United States Trustee Fees then due and owing and simultaneously provide to the U.S. Trustee an appropriate affidavit indicating cash disbursements for all relevant periods.  Notwithstanding anything contained in the Plan to the contrary, the Liquidating Agent shall further pay the United States Trustee Fees to the United States Trustee after the Effective Date, for post-confirmation periods within the time periods set forth in 28 U.S.C. §1930(a)(6), until the earlier of the closing of this Case by the issuance of a Final Decree by the Court, or upon entry of an order of this Court dismissing this Case, or converting this Case to another chapter under the Bankruptcy Code.  The Liquidating Agent shall provide to the United States Trustee upon the payment of each post-confirmation payment an appropriate affidavit indicating disbursements for the relevant periods.

ARTICLE III
CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS
For purposes of this Plan, the Classes of Claims and Equity Interests against or in the Debtor shall be as follows:

(a)      Class 1:           Allowed Other Priority Claims
(b)      Class 2:           Allowed Secured Claim of SunTrust with regard to the AMCAP Notes Claim
(c)        Class 3:           Allowed Unsecured Claims for Senior Indebtedness
(d)        Class 4:           Allowed Unsecured Claims
(e)        Class 5:           Allowed Equity Interests
Classes 2 and 4 are Impaired under the Plan and are, therefore, entitled to vote on the Plan. Class 5 shall not receive or retain any property under the Plan, is deemed to have rejected the Plan and, therefore, will not be solicited to vote on the Plan.

ARTICLE IV
TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS
4.01     Class 1. Allowed Other Priority Claims
(a)
Description.  Class 1 consists of the Allowed Other Priority Claims which are entitled to priority in accordance with Section 507(a) of the Bankruptcy Code (other than Administrative Claims and Priority Tax Claims).

(b)
Treatment.  Each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, release and exchange for such Claim, Cash in an amount equal to the amount of such Allowed Other Priority Claim on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is reasonably practicable.

(c)	Impairment. The Class 1 Claim is Unimpaired.
4.02     Class 2.  Allowed Secured Claim of SunTrust with regard to the AMCAP Notes Claim
(a)
Description.  Class 2 consists of the Allowed Secured Claim of SunTrust with regard to the AMCAP Notes Claim, which is based upon amounts owed under the AMCAP Notes Judgment, the AMCAP Notes, and the Indenture.

(b)
Treatment.  On the later of the Effective Date and the date such claim becomes an Allowed Secured Claim, and in full and complete satisfaction of any Allowed Secured Claim held by SunTrust with regard to the AMCAP Notes, SunTrust shall receive the Net TFC Distribution and the Net Proceeds of any Litigation Claims, other than Avoidance Actions (after the Liquidating Agent first funds the Senior Indebtedness Distribution, to the extent applicable).  SunTrust will distribute such amounts in accordance with the terms and provisions of the Indenture, including without limitation payment first of the fees, costs, expenses and liabilities of SunTrust, and then to the AMCAP Noteholders, pro rata.

(c)
Deficiency Claim.  To the extent it may exist, any Deficiency Claim SunTrust may have with regard to the AMCAP Notes Claim shall be treated as a Class 4 Allowed Unsecured Claim, but will not share in the Unsecured Carve-Out.  Notwithstanding the foregoing, if SunTrust has an Allowed Unsecured Claim and does not have an Allowed Secured Claim, then it shall be treated as the holder of a Class 4 Allowed Unsecured Claim, and there will be no Unsecured Carve-Out in such circumstances.

(d)	AMCAP shall be responsible for the cost of balloting the AMCAP Noteholders with regard to this Plan.

(e)
None of the Debtor, TFC, the Claims Examiner or the Liquidating Agent shall have any liability to any AMCAP Noteholder except as those parties are obligated to act under the terms of this Plan as confirmed by the Court.

(f)	Impairment. The Class 2 Claim is Impaired.

4.03     Class 3. Allowed Unsecured Claims for Senior Indebtedness
(a)
Description.  Class 3 consists of Allowed Unsecured Claims for Senior Indebtedness, if any.  If and to the extent that any holders of alleged Senior Indebtedness timely commence a Senior Indebtedness Subordination Proceeding within 15 days of the Effective Date, the Court will administratively consolidate such Proceedings and will determine whether the Class 2 or Class 4 AMCAP Notes Claim is subordinate to any such Allowed Class 3 Claims.

(b)
Treatment.   If the Court determines by Final Order that the Class 2 or Class 4 AMCAP Notes Claim is subordinate to the Allowed Unsecured Claims for Senior Indebtedness, if any, then on the date such Order becomes a Final Order each Holder of an Allowed Class 3 Claim shall be entitled to receive its allocated share of the Senior Indebtedness Reserve in full satisfaction of its Allowed Claim.  Otherwise, such Claims shall be treated as Class 4 Claims.  Failure of any Holder of a Class 3 Claim to timely File a Senior Indebtedness Subordination Proceeding shall forever bar such Holder from asserting that it is entitled to a Distribution as a Class 3 Claim.

(c)	Impairment. The Class 3 Claims are Unimpaired.

4.04     Class 4. Allowed Unsecured Claims
(a)
Description.  Class 4 consists of Allowed Unsecured Claims. The Unsecured Claims are any Claims, including, without limitation, Rejection Claims that are not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a Secured Claim, a Class 2 Claim, a Class 3 Claim, or an Equity Interest.  To the extent that SunTrust does not have a Class 2 Allowed Secured Claim, any Allowed Unsecured Claim which SunTrust is determined to have will be classified as a Class 4 Allowed Unsecured Claim.

(b)
Treatment.  On the later of the Effective Date and the date the claim becomes an Allowed Class 4 Claim, each Holder of an Allowed Class 4 Claim shall be entitled to receive such Holder’s Pro Rata Share of (i) the Net TFC Distribution following full and complete satisfaction of Allowed Administrative Claims, Allowed Priority Tax Claims, and Allowed Class 1 and 2 Claims (and in the case of SunTrust only, the net amount after deducting the Senior Indebtedness Distribution from the Pro Rata Share of the Net TFC Distribution which SunTrust would otherwise be entitled to receive); (ii) to the extent SunTrust does not have an Allowed Secured Claim, the Net Proceeds of any Litigation Claims; and (iii) to the extent that SunTrust does have an Allowed Secured Claim, the Unsecured Carve-Out; provided, however that the SunTrust Deficiency Claim will not receive a distribution from the Unsecured Carve-Out.

(c)	Impairment. The Class 4 Claims are Impaired.

4.05     Class 5. Allowed Equity Interests.
(a)
Description.  Class 5 consists of the holders of Allowed Equity Interests.  Equity Interests consist of any share of preferred stock, common stock or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

(b)
Treatment.  The holders of Allowed Equity Interests shall not retain or receive any property or Distribution under the Plan and all Equity Interests shall be cancelled and extinguished as of the Effective Date.

(c)	Impairment. The Class 5 Claims are Impaired.
ARTICLE V

PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
UNDER THE PLAN, ALLOWANCE OF CERTAIN CLAIMS, AND
TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED
ADMINISTRATIVE EXPENSE CLAIMS, CLAIMS AND EQUITY INTERESTS
5.01      Voting of Claims and Equity Interests
Each holder of a Claim or Equity Interest in an Impaired Class of Claims or Equity Interests that is entitled to vote on the Plan pursuant to the Bankruptcy Code shall be entitled to vote separately to accept or reject the Plan as provided in such order as may be entered by the Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Court.  Each holder of a Claim in an Impaired Class will be required to complete and return a Ballot to the Ballot Agent by the Ballot Deadline. Voting by AMCAP Noteholders with regard to the AMCAP Notes Claim is discussed separately under Article X.

5.02          Nonconsensual Confirmation ("Cramdown")
If all of the applicable requirements of Section 1129(a) of the Bankruptcy Code are met other than Paragraph 8 of said such section which requires that all Impaired Classes accept the Plan, the Debtor will then seek confirmation pursuant to Section 1129(b) of the Bankruptcy Code, which is commonly referred to as the “cram down” provision.  For the purposes of seeking Confirmation under the cram down provision of the Bankruptcy Code, should that alternative means of Confirmation prove to be necessary, the Debtor reserves the right to modify or vary the terms of the Plan with regard to the Allowed Claims of any rejecting classes, so as to comply with the requirements of Section 1129(b) subject to the provisions of Section 1127 of the Bankruptcy Code.
5.03          Method of Distribution Under the Plan
(a)
Subject to Rule 9010, and except as otherwise provided herein or by court order, all Distributions under the Plan shall be made by the Liquidating Agent to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Distribution Record Date unless the Debtor or the Liquidating Agent has been notified in writing of a change of address, including by the filing of a Proof of Claim by such holder that provides an address different from the address reflected on the Schedules.  Distributions to be made with regard to the AMCAP Notes Claim shall be made to SunTrust.  SunTrust will distribute such amounts in accordance with the terms and provisions of the Indenture, including without limitation payment first of the fees, costs, expenses and liabilities of SunTrust, and then to the AMCAP Noteholders, pro rata.

(b)	Any payment of Cash made by the Liquidating Agent pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer.

(c)	Any payment or Distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

(d)	No payment of Cash less than one hundred dollars ($100.00) shall be made by the Liquidating Agent to any holder of a Claim.

(e)	No fractional Distributions shall be distributed pursuant to the Plan. When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the payment of an amount that is not a whole number, the actual distribution shall be rounded as follows: (a) fractions of $0.50 or greater shall be rounded to the next higher whole number and (b) fractions of less than $0.50 shall be rounded to the next lower whole number.

(f)	Unclaimed Distributions
(i)
Any Distributions of Cash by the Liquidating Agent under the Plan that are unclaimed by a holder of an Allowed Claim for a period of ninety (90) days after the Final Distribution Date shall be paid over by the Liquidating Agent to the Court, in accordance with Local Rule of Bankruptcy Procedure 3011-1(B).  In no event does the Liquidating Agent have any obligation to investigate or attempt to locate the holders of such claims.

(ii)
Any Distributions of Cash by SunTrust that are unclaimed for a period of six (6) months shall be deemed waived by such AMCAP Noteholder, and shall be distributed by SunTrust pro rata to the remaining AMCAP Noteholders, except to the extent that the Court orders otherwise.

(iii)
The Confirmation Order shall have a provision which establishes a bar date for the assertion of any Claims against SunTrust in its role as Indenture Trustee which shall be a date which is prior to the date of the last distribution made by SunTrust to any AMCAP Noteholder.  SunTrust shall provide 30 days' prior notice in writing to the AMCAP Noteholders, prior to the final distribution, and include in such notice the bar date for the assertion of any Claims against SunTrust.  Any Claims not asserted by an AMCAP Noteholder prior to the expiration of the 30 day notice period shall be deemed waived and shall be forever barred.

(g)
Unless otherwise provided herein, all Initial Distributions and deliveries to be made on the Effective Date shall be made on the Initial Distribution Date.  Notwithstanding the foregoing, subsequent Distributions shall be made on the Judgment Distribution Date and each Subsequent Distribution Date in accordance with the terms set forth in the Plan unless the Liquidating Agent determines that the amounts to be distributed are unreasonably small in comparison to the cost of making such distributions.

(h)
At the close of business on the Distribution Record Date, the claims register shall be closed, and there shall be no further changes in the record holders of any Claims.  Except as to testamentary transfers only, the Liquidating Agent shall have no obligation to recognize any transfer of any Claims occurring after the Distribution Record Date; provided, however, that the foregoing will not be deemed to prohibit the sale or transfer of any Claim subsequent to the Distribution Record Date and prior to the Effective Date.  Unless otherwise provided in this Plan, the Liquidating Agent shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders as of the close of business on the Distribution Record Date.

5.04          Distributions Withheld for Disputed Claims
(a)               Establishment and Maintenance of Reserve
            On the Initial Distribution Date and each Subsequent Distribution Date, the Liquidating Agent shall reserve the Disputed Claims Reserve from the Distributions to be made on such dates to the holders of Allowed Claims, in an amount equal to one-hundred percent (100%) of the Distributions to which holders of Disputed Claims would be entitled under the Plan as of such dates if such Disputed Claims were Allowed Claims in their Disputed Claim Amounts.  The Liquidating Agent will determine the amount of the funds to be deposited into a Disputed Claims Reserve.  Unless the Court orders otherwise, this provision shall not apply to the AMCAP Notes Claim and shall not operate as an injunction against SunTrust from making any distributions to holders of AMCAP Notes which are disputed by the Debtor's Estate, provided however , (i) the Liquidating Agent may commence or continue any pending adversary proceeding to obtain or otherwise seek such injunctive relief as he may deem appropriate with respect to such distributions; and (ii) SunTrust shall not make any contested distributions to holders of AMCAP Notes pending the resolution of any such proceeding.

(b)               Property Held in Disputed Claims Reserve
Cash or instruments in the Disputed Claims Reserve shall (together with all dividends or other accretions or distributions thereon) be held in trust by the Liquidating Agent for the benefit of the potential recipients of such Cash or instruments and shall not constitute property of the Liquidating Debtor's Estate or the Liquidating Agent.
(c)                Distributions Upon Allowance of Disputed Claims
The holder of a Disputed Claim that becomes an Allowed Claim subsequent to the Judgment Distribution Date shall receive distributions of Cash from the Disputed Claims Reserve from the Liquidating Agent within ten (10) business days following the date on which such Disputed Claim becomes an Allowed Claim pursuant to a Final Order.  Such distributions shall be made in accordance with the Plan.  In no event shall the Liquidating Agent be required to pay postpetition interest on any Allowed Claim.
(d)               Surplus Distributions to Holders of Allowed Unsecured Claims
To the extent that a Disputed Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of Cash and any other consideration in the Disputed Claims Reserve over the amount of Cash and any other consideration actually distributed on account of such Disputed Claim shall be redistributed to the balance of the holders of Allowed Claims in the same Class as the disallowed or reduced Claim, to the extent of such holders' Allowed Claims, and thereafter to each Class of Creditors which is junior in priority to the Class in which the Disputed Claim was classified, in accordance with the priorities established under this Plan.

(e)               Expenses of Disputed Claims Reserve
Except as otherwise ordered by the Court, the amount of any Reasonable expenses incurred by the Liquidating Agent on or after the Effective Date with respect to the Disputed Claims Reserve, including the Liquidating Agent’s fees and costs as well as the fees and costs of his Professionals and his staff, shall be paid from the Litigation Reserve.

5.05          Procedures for Allowance or Disallowance of Disputed Claims
(a)               Objections to and Resolution of Administrative Claims and Claims
Except as to applications for allowance of compensation and reimbursement of expenses under Section 330 of the Bankruptcy Code, the Liquidating Agent shall have the sole right to make and File objections to Claims subsequent to the Effective Date.  All objections shall be litigated to Final Order; provided, however, that following the Effective Date, the Liquidating Agent shall have the sole authority to compromise, settle, otherwise resolve or withdraw any of his objections subject to prior notice to parties in interest listed on the Post-Confirmation Service List and approval by the Court.  Unless otherwise ordered by the Court, the Liquidating Agent shall File all objections to Claims and serve such objections upon the holder of the Claim as to which the objection is made as soon as is practicable, but in no event later than the Claim Objection Deadlineor such later date as may be approved by the Court.  All costs and expenses relating to the investigation and prosecution of Disputed Claims from and after the Effective Date, including the Reasonable fees and costs of the Liquidating Agent, his Professionals, and his staff, shall be paid from the Litigation Reserve.
(b)               No Distribution Pending Allowance
Notwithstanding any other provision of the Plan, if any portion of a Claim is disputed, the disputed portion of such Claim shall be treated as a Disputed Claim for purposes of this Plan, and no payment or distribution provided under the Plan shall be made on account of the disputed portion of such Claim unless and until such Disputed Claim becomes an Allowed Claim (in whole or in part).
(c)                Disallowed Claims
All Claims held by Persons against whom the Debtor, the Liquidating Agent or any other interested party has commenced a proceeding asserting a cause of action under Sections 542, 543, 544, 545, 547, 548, 549, and/or 550 of the Bankruptcy Code, shall be deemed "disallowed" Claims pursuant to Section 502(d) of the Bankruptcy Code and holders of such Claims shall not be entitled to vote to accept or reject the Plan unless the Court enters an order estimating the Claim for voting purposes under Section 502(c).

5.06          The Liquidating Agent as Disbursing Agent
Except as otherwise provided in this Plan, the Liquidating Agent will act as disbursing agent under the Plan with respect to all Distributions to holders of Claims and will make all Distributions required to be distributed under the applicable provisions of the Plan, provided however that the Debtor shall make the Initial Distribution underthe Plan. The Liquidating Agent may employ or contract with other entities to assist in or make the Distributions required by the Plan (including a registrar) provided that the Liquidating Agent may not hire professionals which are representing or have represented the Debtor or TFC (unless SunTrust otherwise consents).  The Liquidating Agent shall post a bond in favor of the Liquidating Debtor’s Estate in accordance with Section 8.03(h) of the Plan.  In the event there is a dispute regarding the terms of employment of any persons under this provision, the Liquidating Agent may File a motion with the Court for approval of the terms.  The Liquidating Agent shall hold all reserves and accounts pursuant to the Plan and the Disputed Claims Reserve.
5.07          Setoffs and Recoupment
The Liquidating Agent may, but shall not be required to, set off (pursuant to the provisions of Section 553 of the Bankruptcy Code or other applicable law) against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any Claims of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder, except with respect to a Claim as to which no objection has been interposed by the Claim Objection Deadline, shall constitute a waiver or release by the Liquidating Agent of any setoff or recoupment right it may have against the holder of such Claim.
5.08          Allocation of Plan Distributions Between Principal and Interest
To the extent that any Allowed Claim entitled to a Distribution under the Plan is comprised of indebtedness and accrued but unpaid prepetition interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid prepetition interest.
5.09          Preservation of Litigation Claims
As of the Effective Date, pursuant to Section 1123(b)(3)(B) of the Code, any and all Litigation Claims, as defined in the Plan and as set forth herein,  accruing to the Debtor and Debtor-in-Possession, including, without limitation, Litigation Claims, including under Sections 510, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Code, shall become vested assets of the Liquidating Debtor’s Estate, and the Liquidating Agent shall have the authority to commence and prosecute such Litigation Claims for the benefit of the Liquidating Debtor’s Estate and holders of Allowed Claims and Allowed Equity Interests.  The Liquidating Agent shall be entitled to pursue Litigation Claims in his/her own name or the name of the Debtor.
The Debtor and the Claims Examiner are currently investigating potential Litigation Claims on behalf of the Debtor’s Estate.  The potential Litigation Claims, in addition to those set forth herein, include, but are not limited to, those claims listed on Exhibit C annexed to the Disclosure Statement.

In addition to the above, there may be numerous Litigation Claims which currently exist or may subsequently arise that are not set forth specifically herein because the facts upon which such Litigation Claims are not fully or currently known by the Debtor or the Claims Examiner.  The failure to list any such Litigation Claim is not intended to limit the rights of the Liquidating Agent to pursue such Litigation Claims at such time as the facts giving rise thereto become fully known.
After the Effective Date, the Liquidating Agent shall have the sole authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Litigation Claims with approval of the Court.
All causes of action shall remain the property of the Liquidating Debtor’s Estate after the Effective Date of the Plan, and, if pursued and any recovery is ultimately realized, the proceeds of any such recovery would ultimately become property of the estate and disbursed pursuant to the terms of the Plan.  Inasmuch as the Debtor’s investigations of such claims are in its initial phase, the Debtor is unable to provide any meaningful estimate of the total amount that could be recovered and/or avoided.

The Liquidating Agent and the Professionals he retains in this case are limited in their ability to prosecute and defend the Litigation Claims by the amount of the Litigation Reserve to be established under the Plan and approved by the Bankruptcy Court.  Neither the Liquidating Agent nor the Professionals he retains in this case has any obligation to prosecute or defend any Litigation Claim in the absence of available funds in the Litigation Reserve. The Liquidating Agent and his Professionals shall File a motion to withdraw upon at least 30 days notice with respect to his obligations pursuant to Section 8.04 herein. The Liquidating Agent and his Professionals are not obligated to prosecute or defend any Litigation Claim on a contingency or non-compensated basis.
5.10          No Recourse
Notwithstanding that the Allowed Amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or is Allowed in an amount for which after application of the payment priorities established by the Plan there is insufficient value to provide a recovery equal to that received by other holders of Allowed Claims in the respective Class, no Claim holder shall have recourse against the Liquidating Agent, his staff, or any of their respective Professionals, consultants, or their respective successors or assigns, or any of their respective property.  However, nothing in the Plan shall modify any right of a holder of a Claim under Section 502(j) of the Bankruptcy Code.
5.11          Amendments to Claims
A Claim may be amended only as agreed upon by the Liquidating Agent and the holder of such Claim, or as otherwise permitted by the Court, the Bankruptcy Rules or applicable law.
5.12          No Post-petition Interest on Claims
Post-petition interest shall not accrue on or after the Petition Date on account of any Claim, unless the Court orders otherwise as a result of a provision in any agreement between non-Debtor parties, including, without limitation, the Indenture.

ARTICLE VI
EXECUTORY CONTRACTS AND UNEXPIRED LEASES
6.01     Assumption or Rejection of Executory Contracts and Unexpired Leases

In this case, the Debtor will not make a determination as to assumption or rejection of its Executory Contracts prior to the Confirmation Hearing.  Instead, within sixty (60) days after the Effective Date (unless extended by order of the Court), the Liquidating Agent shall determine whether or not to assume or reject each of the Debtor’s Executory Contracts and File and serve an appropriate motion seeking assumption or rejection of each of the Debtor’s Executory Contracts.
ARTICLE VII
MEANS FOR IMPLEMENTATION
AND EFFECT OF CONFIRMATION OF PLAN
Upon confirmation of the Plan, and in accordance with the Confirmation Order, the Debtor (with respect to the Initial Distribution and payment of trustee fees) or Liquidating Agent with respect to all other matters, as the case may be, will be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan.  In addition to the provisions set forth elsewhere in the Plan, the following shall constitute the means for implementation of the Plan.
7.01     The TFC Distribution
The Plan shall be funded entirely by the (a) TFC Distribution and (b) Net Proceeds.
On the Judgment Distribution Date, or as soon as practicable thereafter, TFC shall distribute the TFC Distribution in accordance with Article IV of the TFC Plan and Article IV of this Plan.
7.02          Generally
On the Effective Date of the Plan, (i) the Liquidating Debtor’s Assets (including the Liquidating Debtor's stock certificate evidencing its Allowed Equity Interest in TFC) shall vest in, and be transferred by the Debtor to, the Liquidating Debtor’s Estate, and the Liquidating Agent shall constitute, be appointed as and be deemed a representative of the Debtor’s Estate pursuant to and in accordance with the terms of Section 1123(b)(3)(B) of the Bankruptcy Code solely for the benefit of holders of Allowed Claims under the Plan with respect to, among other things, any Litigation Claims, and (ii) the Liquidating Debtor’s Estate, through the Liquidating Agent, is and shall be authorized and appointed to investigate, prosecute, enforce, pursue and settle, and continue to investigate, prosecute, enforce, pursue and settle, the liquidation of such Liquidating Debtor’s Assets, including as a representative of the Liquidating Debtor’s Estate pursuant to and in accordance with the terms of Section 1123(b)(3)(B) of the Bankruptcy Code solely for the benefit of holders of Allowed Claims under the Plan.  On the Effective Date of the Plan, or as soon as practicable thereafter, counsel for the Debtor shall deliver the Debtor's stock certificate evidencing its Allowed Equity Interest in TFC to the Liquidating Agent or its counsel.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE VESTING IN AND TRANSFER OF THE LIQUIDATING DEBTOR’S ASSETS TO THE LIQUIDATING DEBTOR’S ESTATE SHALL BE FREE AND CLEAR OF ANY AND ALL LIENS, CLAIMS, ENCUMBRANCES AND INTERESTS OF ANY KIND WHATSOEVER, EXCEPT AS EXPRESSLY PRESERVED AND PROVIDED FOR IN THE PLAN AND THE CONFIRMATION ORDER.
Notwithstanding anything herein to the contrary, confirmation of the Plan shall divest the Debtor of any and all right, title and/or interest in the Assets or the Estate, such that the Debtor shall not have any rights or authority in respect of any Assets, all of which are vested in the Liquidating Debtor’s Estate.
The Plan contemplates the liquidation of all Assets of the Estate for the benefit of the holders of Allowed Claims as set forth above.  A portion of the Assets has already been reduced to Cash and will be available for Distribution to holders of Allowed Claims, all in accordance with the Plan.  The Liquidating Debtor’s Estate is a mechanism for the liquidation and monetization of the Liquidating Debtor’s Assets.  The Liquidating Debtor’s Estate will be utilized to hold the Liquidating Debtor’s Assets until they can be liquidated and monetized in an orderly fashion.  All Distributions shall be made from the TFC Distribution in accordance with the terms of the Plan.  The Liquidating Debtor’s Estate will not continue or engage in the conduct of any trade or business, except to the extent necessary to accomplish the liquidation and distribution of Liquidating Debtor’s Assets.
From and after the Effective Date, the Liquidating Debtor’s Estate, through the Liquidating Agent, shall expeditiously seek to collect, liquidate, sell and/or reduce to Cash all Liquidating Debtor’s Assets, including, without limitation, through pursuit of the Litigation Claims, as the Liquidating Agent deems appropriate.
On the Effective Date, the Debtor shall be authorized to pay from the Initial Dividend all Allowed Administrative Expense Claims, all Allowed Priority Tax Claims andall fees of the Office of the United States Trustee all in accordance with the terms of the Plan.  In addition, on the Effective Date, the Debtor and the Liquidating Agent shall turn over to the Liquidating Agent any remaining Cash from the Initial Dividend which shall be used to fund the Initial Distribution to the Claims in Classes 1 through 3, pursuant to the Plan.
Except as otherwise provided herein, the Liquidating Agent shall be primarily responsible for making Distributions under the Plan. In making Distributions under the Plan, the Liquidating Agent will comply with all withholding and reporting requirements imposed by federal, state or local taxing authorities. All Distributions pursuant to the Plan will be subject to all applicable withholding and reporting requirements.
The Liquidating Debtor’s Estate may require any Creditor with an Allowed Claim entitled to a Distribution under the Plan to furnish its, his or her employer or taxpayer identification number (the “TIN”) assigned by the Internal Revenue Service or Social Security number ("SSN").  Any Distribution under the Plan may be conditioned on the receipt of such TIN or SSN.  If any such Creditor entitled to a Distribution hereunder fails to provide a requested TIN or SSN within forty-five (45) days after the request thereof, then such failure shall be deemed to be a waiver of such Creditor’s interest in any future Distributions, including the right to receive any future Distributions.

7.03     Effectiveness of Instruments and Agreements
    On the Effective Date, all documents issued pursuant to the Plan shall become effective and binding upon the parties thereto in accordance with their respective terms and conditions and shall be deemed to become effective simultaneously.
7.04     Corporate Action
    On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of the Debtor or its successors in interest under the Plan, including, without limitation, the filing of articles of dissolution, shall be deemed to have occurred and shall be in full force and effect from and after the Effective Date pursuant to the Florida Business Corporation Act, without any requirement of further action by the stockholders or directors of the Debtor.
7.05     Approval of Agreements
    Entry of the Confirmation Order shall constitute approval of the Plan Documents, to the extent they are disclosed and attached as exhibits to the Plan, and all such transactions, subject to the occurrence of the Effective Date.
7.06     Cancellation of Existing Securities and Agreements
    On the Effective Date, the Equity Interests shall be canceled and extinguished, and the holders of Equity Interests shall not be entitled to Distributions pursuant to the Plan.  On the Effective Date, the AMCAP Notes shall be cancelled and extinguished, and shall evidence no rights other than the right of the holders of the AMCAP Notes to receive the Distributions provided for in Article IV of the Plan.  Such Distribution rights shall not be transferable after the Effective Date, except that they may be assigned or transferred by will, intestate succession or operation of law.  On the Effective Date, the Debtor shall file with the Securities and Exchange Commission a Form 8-K disclosing the effectiveness of the Plan and the liquidation of the Debtor and cancellation and extinguishment of the AMCAP Notes and a Form 15 for each security of the Debtor registered pursuant to Section 12 or 15 of the Securities Exchange Act of 1934, as amended.
7.07     No Change of Control
    Any acceleration, vesting or similar change of control rights of any Person under employment, benefit or other arrangements with the Debtor that could otherwise be triggered by the entry of the Confirmation Order or the consummation of the Plan shall be deemed to be waived and of no force or effect.

7.08     Operation of the Debtor-in-Possession Between the Confirmation Date and the Effective Date
    The Debtor shall continue to operate as a Debtor-in-Possession in the ordinary course, consistent with past practice, subject to the supervision of the Court and pursuant to the Bankruptcy Code and the Bankruptcy Rules during the period from the Confirmation Date through and until the Effective Date, subject to the terms of the SunTrust Settlement Agreement, and any obligation incurred by the Debtor during that period shall constitute an Administrative Claim.
7.09     Term of Bankruptcy Injunction or Stays
    All injunctions or stays applicable to the Assets of the Debtor's Estate, whether pursuant to Section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect with respect to the Debtor’s Estate and the Debtor’s Assets.  In addition, the Liquidating Agent shall have the right to invoke the provisions of the Bankruptcy Code applicable to the Debtor and its estate and all of the Bankruptcy Rules until the entry of a Final Decree closing this Case.
7.10     Revesting of Assets
    Pursuant to Section 1141 of the Bankruptcy Code, the property of the Estate of the Debtor, including, without limitation, the Litigation Claims, shall vest in the Liquidating Debtor's Estate on the Effective Date, free and clear of all Liens, Claims and interests of holders of Claims and Equity Interests for liquidation by the Liquidating Agent for the benefit of holders of Allowed Claims.
7.11     Causes of Action
    As of the Effective Date, pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code, any and all Litigation Claims accruing to the Debtor and Debtor-in-Possession, including, without limitation, Litigation Claims under Sections 510, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, shall become revested assets of the Liquidating Debtor's Estate, and the Liquidating Agent shall have the authority to commence and prosecute such Litigation Claims for the benefit of the Estate and holders of Allowed Claims and Allowed Equity Interests.  The Liquidating Agent shall be entitled to pursue Litigation Claims in his/her own name or the name of the Debtor.
    After the Effective Date, the Liquidating Agent shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Litigation Claims with approval of the Court.
7.12     Discharge of Debtor
    The Debtor shall not be afforded a discharge under Section 1141 under the Bankruptcy Code, as this Plan provides for liquidation of all or substantially all of the Debtor’s assets and the Debtor shall not transact or otherwise be engaged in business following the Effective Date.

7.13     Injunction Related to Discharge
    Unless otherwise provided herein, all injunctions or stays applicable to the Assets of the Estate, whether pursuant to Section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect with respect to the Liquidating Debtor’s Estate.  In addition, the Liquidating Agent shall have the right to invoke the provisions of the Bankruptcy Code made applicable by the Plan to the Liquidating Debtor’s Estate and all of the Bankruptcy Rules until the entry of a final decree closing this Chapter 11 Case.
    Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Court, all Persons who have held, hold or may hold Claims against or Equity Interests in the Debtor, are permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest against the Liquidating Debtor’s Estate or Liquidating Agent, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree or order against the Liquidating Debtor’s Estate or the Liquidating Agent on account of any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any Lien or asserting control of any kind against the Liquidating Debtor’s Estate or the Liquidating Agent or against the property or interests in property of the Liquidating Debtor’s Estate or the Liquidating Agent on account of any such Claim or Equity Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Liquidating Debtor’s Estate or the Liquidating Agent or against the property or interests in property of the Liquidating Debtor’s Estate or the Liquidating Agent on account of any such Claim or Equity Interest.  Such injunctions shall extend to the Liquidating Debtor’s Estate and the Liquidating Agent and their respective properties and interests in property.
7.14     Injunction Against Interference with the Plan
    Upon the entry of a Confirmation Order with respect to the Plan, all holders of Claims and Equity Interests and other parties in interest, along with their respective present employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan, except with respect to actions any such entity may take in connection with the pursuit of appellate rights.
7.15     No Res Judicata Effect.
Unless any of the Litigation Claims are expressly waived, relinquished, exculpated, released, compromised or settled by Final Order of the Court, all such Litigation Claims are expressly reserved and preserved for later adjudication and, therefore, no preclusion doctrine, including without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Litigation Claims upon or after Confirmation or consummation of the Plan.
ARTICLE VIII
CLAIMS EXAMINER AND LIQUIDATING AGENT
8.01     Appointment of Claims Examiner and Liquidating Agent
Jeffrey H. Beck was appointed as the Claims Examiner by Final Order of the Court dated October 29, 2007 and shall be appointed as the Liquidating Agent upon the Effective Date of the Plan.

Prior to the Confirmation Date, the Claims Examiner shall have full authority to (a) review and investigate Claims against the Estate Filed by an Insider, or an Affiliate of such Insider and (b) review and negotiate terms of the Plan.

8.02     Compensation of Claims Examiner and Liquidating Agent
Each of the Claims Examiner and the Liquidating Agent shall be (a) compensated at his normal hourly rates; (b) entitled to hire Professionals to assist him in his duties under the Order of his appointment and under the Plan, but may not hire Professionals that are representing or have represented the Debtor, TFC, or any other interest in the cases (unless pursuant to the prior written consent of SunTrust); and (c) entitled to recovery of his fees and costs, including the fees and costs of his Professionals and staff, pursuant to the respective Claims Examiner and Liquidating Agent Carve-Outs, provided that the fees and expenses incurred as Claims Examiner and as Liquidating Agent are allocated accordingly between the respective estates of the Debtor and TFC.

8.03     Duties and Responsibilities of the Liquidating Agent
Upon the Effective Date of the Plan:
(a)
The Claims Examiner shall become the Liquidating Agent with all of the powers of the Claims Examiner and the Liquidating Agent as well as such additional rights, powers, and duties as set forth herein;

(b)
The Liquidating Agent shall succeed to all the Debtor’s rights and privileges (including attorney/client privileges and work product protections) relevant to the Liquidating Agent's defined duties, provided however, if and to the extent the Liquidating Agent elects to waive any or all of such privileges or protections, the Liquidating Agent shall only do so with the prior approval of the Court after notice to all parties in interest and a hearing;

(c)
The Liquidating Agent shall have the full authority to (i) review, and if appropriate and prior to the Claim Objection Deadline, object to Claims (including any scheduled liabilities) and Equity Interests against the bankruptcy estate of either TFC or AMCAP (including the ability to assert setoffs and counterclaims), (other than Administrative Claims of Professionals employed by the Estate), (ii) review and analyze Executory Contracts and, if appropriate, reject any Executory Contracts, and (iii) assert any Litigation Claims by the Estate against any third party;

(d)
The Liquidating Agent shall become the exclusive "representative of the estate" under Sections 1123(b)(3)(B) and 105, for purposes of any such Litigation Claims, including in adversary proceedings nos. 07-1587, 07-1588 and 07-01586.  As representative of the Estate, the Liquidating Agent shall have the full and exclusive authority to prosecute or defend, as appropriate, any Litigation Claim constituting Property of the Estate, through final judgment, any appeals deemed necessary and appropriate by the Liquidating Agent and collection; provided, however, that the Liquidating Agent shall be authorized at any point in any litigation (i) to enter into such settlements as the Liquidating Agent deems to be in the best interest of Creditors, subject to Court approval after notice and a hearing in accordance with Bankruptcy Rule 9019; or (ii) to dismiss and/or decide not to prosecute any such Litigation Claim if the Liquidating Agent deems such Litigation Claim not to be in the best interest of Creditors, subject to prior notice to parties in interest listed on the Post-Confirmation Service List and prior approval by the Court; or (iii) to sell such Litigation Claims (to any party other than the Debtor) , subject to prior notice to parties in interest listed on the Post-Confirmation Service List and prior approval by the Court;

(e)
The Liquidating Agent shall have all the power and authority of a debtor in possession under the Bankruptcy Code including, without limitation, the power to abandon or administer property of the Debtor’s estate and to take discovery of any entity (including rule 2004 exams);

(f)	The Liquidating Agent may consult with his Professionals and shall not be liable for any action taken or omitted to be taken by him in accordance with the advice of his Professionals;

(g)	As of the Effective Date, the Liquidating Agent shall be authorized to prosecute any pending, and to File any appropriate, Litigation Claim in the Debtor's name or his own name;

(h)
The Liquidating Agent shall post a bond in favor of the Liquidating Debtor’s Estate in an amount equal to 100% of the book value of the Liquidating Debtor’s Assets, provided however that the book value of Litigation Claims for purposes of the bond shall be zero.  The cost of such bond is payable from the Liquidating Debtor’s Assets.  After making each successive Distribution provided for under the Plan, the Liquidating Agent shall have the right to seek a refund of the bond premium based upon the diminution of the Liquidating Debtor’s Assets resulting from each such Distribution;

(i)
The Liquidating Agent, his Professionals, and staff shall allocate their respective fees and costs between the respective estates of the Debtor and TFC.  The Liquidating Agent, upon receipt of invoices from Professionals retained by the Liquidating on a monthly basis shall pay forthwith the amounts due from the Litigation Reserve, which payment shall be in an amount equal to 90% of the fees and 100% of the expenses sought, provided however, that such Professional shall File fee applications with the Court no less frequently than every 120 days seeking approval of fees and expenses by the Court including amounts paid on a monthly basis. The Bankruptcy Court shall retain jurisdiction to allow or disallow Post-Confirmation Administrative Claims The invoices for services rendered and out-of-pocket expenses incurred which are to be submitted pursuant to the terms of this paragraph need not be in the format required by the Local Rules of the Court or United States Trustee's Guidelines in connection therewith, but shall be sufficiently detailed to identify the hours worked, the rates charged and the work performed;

(j)
On the Effective Date, or as soon thereafter as possible, the Liquidating Agent shall establish the Disputed Claims Reserve and shall segregate the funds constituting the Disputed Claims Reserve.  On the Effective Date, or as soon thereafter as possible, and from time to time thereafter, the Liquidating Agent shall transfer to the Disputed Claim Reserve the pro rata amount of any Distribution to holders of Allowed Claims allocable to Disputed Claims;

(k)
If a Disputed Claim is allowed, in part or in full, then the Liquidating Agent shall, from Cash or instruments theretofore deposited into the Disputed Claims Reserve allocable to such Claim, distribute to the holder of any such Claim an amount equal to such Claimant’s Pro Rata Share, based on such Allowed Claim, of all Distributions previously made to holders of Allowed Claims.  The balance, if any, of the Cash or instruments reserved for such Disputed Claim shall be treated as provided for in Section 5.04 of the Plan;

(l)	At such time as Final Distributions have been made, the Liquidating Agent is authorized and directed to File a final accounting with the Court, together with a final report; and

(m)
The Liquidating Agent shall file or cause to be filed all federal, state, and local tax returns due in respect of the 2007 fiscal year and any fiscal year thereafter.  The Liquidating Agent is further authorized to amend any tax returns filed prior to 2007.

8.04     Term of Service
The Liquidating Agent shall serve until (i) such time as the entry of a final decree closing this Case, at which time the Liquidating Agent and any professionals engaged by him shall be discharged and shall have no further responsibilities under the Plan or (ii) after notice and hearing and upon the entry of a final order authorizing the Liquidating Agent and his Professionals to withdraw.

8.05     Indemnification
The Liquidating Debtor's Estate shall indemnify and hold the Liquidating Agent, his Professionals, and staff harmless from and against any damages, costs, claims and other liabilities incurred in connection with their respective duties and responsibilities hereunder, other than those damages, costs, claims and other liabilities that result from the Liquidating Agent’s or his Professional’s gross negligence or willful misconduct.  Without limiting the foregoing, the Liquidating Debtor’s Estate shall indemnify and hold the Liquidating Agent, his Professionals, and staff harmless from any claims incurred as a result of the Debtor’s or the Liquidating Debtor’s Estate’s failure to file reports, statements or other documents or take any other actions required to be taken under any state or federal securities laws, including the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

ARTICL IX
CONFIRMATION AND EFFECTIVENESS OF THE PLAN
9.01     Conditions Precedent to Confirmation
    The Plan shall not be confirmed by the Court unless and until the following conditions shall have been satisfied or waived pursuant to Section 9.04 of the Plan:
(i)	The TFC Plan shall have been confirmed by Final Order of the Court; and

(ii)
The Confirmation Order shall include, among other things, a finding of fact that the Debtor, its respective officers and directors and its Professionals, and the Claims Examiner and his Professionals acted in good faith within the meaning of and with respect to all of the actions described in Section 1125(e) of the Bankruptcy Code and are therefore not liable for the violation of any applicable law, rule or regulation governing such actions.  Notwithstanding anything to the contrary in the Plan or Confirmation Order, the Court’s finding of good faith does not release the officers and directors of the Debtor from any liability for actions taken (or not taken) prior to the Petition Date.

9.02     Conditions Precedent to Effectiveness
    The Plan shall not become effective unless and until the following conditions have been satisfied or waived pursuant to Section 9.04 of the Plan:
(i)
The Confirmation Order shall have been entered and shall be a Final Order (with no modification or amendment thereof), and there shall be no stay or injunction that would prevent the occurrence of the Effective Date;

(ii)	The United States Trustee Fees then due and owing shall have been paid in full;

(iii)	The conditions precedent to the effective date of the TFC Plan shall have been satisfied or waived in accordance with the TFC Plan;

(iv)           The Debtor shall have received the Initial Dividend from TFC; and

(v)
All other actions, authorizations, filings consents and regulatory approvals required (if any) shall have been obtained, effected or executed in a manner acceptable to the Debtor and remain in full force and effect or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

9.03     Effect of Failure of Conditions
    If each condition to the Effective Date specified in the Plan has not been satisfied or duly waived within ninety (90) days after the Confirmation Date, then upon the filing of a motion by the Debtor made before the time that all conditions have been satisfied or duly waived, the Confirmation Order will be vacated by the Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated, the Plan shall be deemed null and void in all respects, and the assumptions or rejections of Executory Contracts as provided by the Plan, and nothing contained herein shall (1) constitute a waiver or release of any Litigation Claims by, or Claims against, the Debtor or (2) prejudice in any manner the rights of the Debtor.
9.04     Waiver of Conditions
    The Debtor, and in the case of Sections 9.01 (ii) or (iii), SunTrust and the Claims Examiner, may waive one or more of the conditions precedent to confirmation of the Plan, or the condition precedent to effectiveness of the Plan set forth in Section 9.02 of the Plan.  The Debtor may waive in writing one or more of the other conditions precedent to confirmation and effectiveness of the Plan upon notice and a hearing, and a Final Order.

ARTICLE X
AMCAP NOTES

            10.1     AMCAP Noteholders, not SunTrust, vote with regard to the AMCAP Notes.

AMCAP Noteholders, not SunTrust, vote with regard to the AMCAP Notes Claim, both as to the Class 2 Allowed Secured Claim and any Class 3 Unsecured Claim of the AMCAP Notes.  AMCAP Noteholders who are Beneficial Owners of the AMCAP Notes as of the Voting Record Date are entitled to vote.  Such AMCAP Noteholders should receive Noteholder Ballots from the Ballot Agent.  If such AMCAP Noteholders do not receive copies of the Noteholder Ballot (and all other AMCAP Noteholder Voting Materials) with this Plan, they are encouraged to contact the Ballot Agent at the contact information shown under "Ballot Agent" in the definitions section above.

    AMCAP Noteholders will have accepted the Plan if (i) with regard to the AMCAP Notes that are actually voted, the holders of at least two-thirds in aggregate principal amount of such AMCAP Notes have voted to accept the Plan, and (ii) with regard to the AMCAP Noteholders who actually vote, more than one-half in number of such AMCAP Noteholders have voted to accept the Plan.

            10.2     Distributions with regard to the AMCAP Notes.

The Debtor or the Liquidating Agent, as the case may be, shall distribute all amounts constituting recovery on the AMCAP Notes under this Plan to SunTrust for distribution in accordance with the confirmed Plan and the Indenture.  SunTrust shall apply such amounts in accordance with the terms and provisions of the Indenture, including without limitation, payment first of the fees, costs, expenses and liabilities of SunTrust, and then to the AMCAP Noteholders, pro rata; provided, however, that SunTrust shall be responsible for reporting the amounts of the payment of such fees, costs, expenses, and liabilities of SunTrust to the AMCAP Noteholders.  Neither the Debtor, nor the Liquidating Agent, nor the Court shall have any responsibility for determining the reasonableness of the fees due SunTrust pursuant to the Indenture.

            10.3     Termination of Indenture.

            Notwithstanding any other provisions hereunder, the Indenture shall remain in effect until SunTrust has performed the functions necessary or appropriate under the confirmed Plan or the Indenture, including without limitation making disbursements to Noteholders pursuant to the confirmed Plan and maintaining and asserting any rights or Liens on account of the AMCAP Notes, including for the payment to SunTrust of all amounts due to it for its fees and expenses.  Thereupon, and upon SunTrust’s making final disbursement to the AMCAP Noteholders and canceling the AMCAP Notes, the Indenture shall be deemed terminated and discharged.

            Nothing in this Plan or the Confirmation Order until cancellation of the AMCAP Notes in accordance with this Plan shall be deemed to impair, waive, or discharge SunTrust’s rights, remedies, Liens and priorities or any other rights of SunTrust against any and all assets to be distributed to the AMCAP Noteholders.  Without limiting any other rights, remedies, liens and priorities of SunTrust under the Indenture or under any documents pertaining to the AMCAP Notes or the Indenture, SunTrust shall, prior to transfer to the AMCAP Noteholders, apply any cash proceeds received pursuant to this Plan toward satisfaction of the fees and expenses of SunTrust.

            10.4     Cancellation of the AMCAP Notes.

Upon the final disbursement of monies by SunTrust to the AMCAP Noteholders, SunTrust will inform AMCAP Noteholders that such disbursement is the final distribution being made with regard to the AMCAP Notes and, with regard to the limited effect of the AMCAP Notes remaining after the actions described in Section 7.06 of this Plan, will thereupon cancel the AMCAP Notes.  Upon such cancellation the AMCAP Notes will be of no further effect.

ARTICLE XI
RETENTION OF JURISDICTION
The Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Case and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:
(a)	to hear and determine applications for the assumption or rejection of Executory contracts, and the allowance of Claims resulting, therefrom;

(b)	to determine any and all adversary proceedings, motions, applications and contested matters, and other litigated matters;

(c)
to hear and determine all Litigation Claims, including, without limitation, Litigation Claims commenced by the Debtor or any other party in interest with standing to do so, pursuant to Sections 505, 542, 543, 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code, collection matters related thereto, and settlements thereof;

(d)	to hear and determine any objections to or the allowance, classification, priority, compromise, or payments of any Administrative Claims or Claims (including the validity and extent of any liens);

(e)	to ensure that Distributions to holders of Allowed Claims are accomplished as provided in the Plan;

(f)	to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(g)	to issue such orders in aid of execution and consummation of the Plan, to the extent authorized by Section 1142 of the Bankruptcy Code;

(h)
to consider any amendments to or modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in the Plan, or any order of the Court, including, without limitation, the Confirmation Order;

(i)	to hear and determine all applications for compensation and reimbursement of expenses of Professionals under Sections 330 and 331 of the Bankruptcy Code;

(j)	to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan;

(k)	to recover all Assets of the Debtor, Property of the Estate, and the Liquidating Debtor's Estate, wherever located;

(l)	to determine any Claim of or any liability to a governmental unit that may be asserted as a result of the transactions contemplated herein;

(m)
to enforce the Plan, the Confirmation Order and any other order, judgment, injunction or ruling entered or made in the Case, including, without limitation, the discharge, injunction, exculpation and releases provided for in the Plan;

(n)	to take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation;

(o)
to hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code (including, but not limited to, an expedited determination under Section 505(b) of the Bankruptcy Code of the tax liability of the Debtor for all taxable periods through the Judgment Distribution Date, for all taxable periods of the Debtor through the liquidation and dissolution of such entity);

(p)	to hear any other matter not inconsistent with the Bankruptcy Code; and

(q)	to hear and determine any disputes regarding the fees and costs of the Liquidating Agent and his Professionals, and any other Professionals seeking compensation;

(r)	to hear and determine any motions to compromise under Rule 9019 or otherwise;

(s)	to hear and determine any motion to sell assets;

(t)	to hear and determine any issues relating to the Liquidating Agent's abandonment of assets;

(u)
to enter a final decree closing the Case; provided however, that nothing in the Plan shall divest or deprive any other court or agency of any jurisdiction it may have over the Debtor under applicable environmental or securities laws.

ARTICLE XII
MISCELLANEOUS PROVISIONS
12.01   Effectuating Documents and Further Transactions
The Debtor or Liquidating Agent, as appropriate, is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to implement, effectuate and further evidence the terms and conditions of the Plan; provided however, that the Debtor is not authorized to release its officers or directors for any actions (or inactions) taken prior to the Petition Date.

12.02   Exemption from Transfer Taxes
Pursuant to Section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated by the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

12.03   Authorization to Request Prompt Tax Determinations
The Debtor and the Liquidating Agent are authorized to request an expedited determination under Section 505(b) of the Bankruptcy Code of the tax liability of the Debtor, for all taxable periods through the Judgment Distribution Date.

12.04   Exculpation
Subject to the occurrence of the Effective Date, neither the Debtor, SunTrust, the Liquidating Agent, the Claims Examiner, nor any of their respective members, officers, directors, agents, accountants, financial advisors, attorneys, employees, partners, and representatives (the "Exculpated Parties") shall have or incur any liability to any Holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Case, the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan; provided, however, that the foregoing shall not (a) be used as a defense in connection with and shall not apply to any claims arising under a Senior Indebtedness Subordination Proceeding nor (b) operate as a waiver or release for (i) any express contractual obligation owing by any such Person, (ii) acts or omissions which constitute bad faith, willful misconduct, self dealing, breach of fiduciary duty or gross negligence, and (iii) with respect to Professionals, liability arising from claims of professional negligence which shall be governed by the standard of care otherwise applicable to professional negligence claims under applicable non-bankruptcy law, and, in all respects, the Exculpated Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided further that nothing in the Plan shall, or shall be deemed to constitute a release of any Claims the Estate may have against the Exculpated Parties, arising out of conduct during the Case or with respect to, their respective obligations or covenants arising pursuant to the Plan; provided further that the foregoing shall not operate as a waiver or release of Claims by governmental entities arising under environmental or securities laws.

12.05   Injunction Relating to Exculpation
    The Confirmation Order will contain an injunction, effective on the Effective Date, permanently enjoining the commencement or prosecution by the Debtor and any other Person, whether derivatively or otherwise, of any Litigation Claim or causes of action exculpated (including by setoff or recoupment), released or discharged pursuant to this Plan against the Exculpated Parties.
12.06   Post-Effective Date Fees and Expenses
    From and after the Effective Date, the Liquidating Agent shall pay the Reasonable fees and expenses of the Liquidating Agent and his Professionals thereafter incurred, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan, in accordance with Section 8.03(g) of the Plan.

12.07   Payment of Statutory Fees
After the Effective Date, the Liquidating Agent shall be responsible for timely payment of United States Trustee Fees from the Litigation Reserve.  After the Effective Date, the Liquidating Agent shall File with the Court and serve on the United States Trustee a quarterly financial report regarding all income and disbursements, including all plan payments, for each quarter (or portion thereof) the Case remains open.

12.08   Amendment or Modification of Plan
    Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtor at any time prior to the Confirmation Date in conformity with Section 1127(a) of the Bankruptcy Code, provided that the Plan, as altered, amended or modified, satisfies the conditions of Sections 1122, 1123 and 1129 of the Bankruptcy Code, and the Debtor shall have complied with Section 1125 of the Bankruptcy Code.  The Plan may be altered, amended or modified by the Debtor at any time after the Confirmation Date in conformity with Section 1127(b) of the Bankruptcy Code, provided that the Plan, as altered, amended or modified, satisfies the requirements of Sections 1122 and 1123 of the Bankruptcy Code and the Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under Section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications.  A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.
    Prior to the Effective Date, the Debtor may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Court, but subject to Section 1127 of the Bankruptcy Code and approval of SunTrust and the Claims Examiner.

12.09   Severability
    In the event that the Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable.  The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.  The Court, at the request of the Debtor or the Liquidating Agent, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
12.10   Binding Effect
    The Plan shall be binding upon and inure to the benefit of the Debtor, the holders of Claims and Equity Interests, and their respective successors and assigns.
12.11   Notices
    All notices, requests and demands to or upon the Debtor to be effective shall be in writing and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
If to the Debtor:	If to the Liquidating Agent:
Mindy A. Mora, Esq.	Cynthia C. Jackson, Esq.
mmora@bilzin.com	cjackson@smithhulsey.com
Telephone No. (305) 350-2414	Telephone No. (904) 359-7731
Facsimile No. (305) 351-2242	Facsimile No. (904) 359-7708

and

Nicole Testa Mehdipour, Esq.
ntesta@bilzin.com
Telephone No. (305) 350-2407
Facsimile No. (305) 351-2173
Bilzin Sumberg Baena Price & Axelrod LLP
200 S. Biscayne Boulevard, Suite 2500
Miami, Florida 33131

With a Mandatory Copy to:	With a Mandatory Copy to:
Mr. Jack Burstein and	Mr. Jeffrey H. Beck
Mr. Steven Cook	225 NE Mizner Blvd.
701 Brickell Avenue	Suite 300
Suite 2500	Boca Raton, Florida 33432
Miami, Florida 33131

12.12   Governing Law
    Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent the Plan or any agreement entered into pursuant to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to the principles of conflicts of law of such jurisdiction.
12.13   Withholding and Reporting Requirements
In connection with the consummation of the Plan, the Liquidating Agent, on behalf of the Debtor's Estate, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

12.14   Filing of Additional Documents
    On or before Substantial Consummation of the Plan, the Debtor shall File with the Court, and if necessary, upon notice obtain Court approval of such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.
12.15   No Admissions
    Notwithstanding anything in the Plan to the contrary, nothing contained in the Plan shall be deemed as an admission by any Person with respect to any matter set forth in the Plan or herein.

12.16   Time
    In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Court, the provisions of Rule 9006 shall apply.
12.17   Post-Confirmation Conversion/Dismissal
    A Creditor or party in interest may bring a motion to convert or dismiss the Case under Section 1112(b) of the Bankruptcy Code after entry of the Confirmation Order if there is a default in performing the conditions to effectiveness of the Plan.  If the Court orders the Case converted to chapter 7 after the entry of the Confirmation Order, this Plan provides that Property of the Estate that have not been disbursed pursuant to the provisions herein will revest in the chapter 7 estate and that the automatic stay will be reimposed upon the revested property to the extent that relief from the stay was not previously authorized by the Court during the pendency of the Case.  The Confirmation Order may also be revoked under certain limited circumstances.  The Court may revoke the Confirmation Order if and only if such order was procured by fraud and if a party in interest brings a motion to revoke such Confirmation Order within 180 days after the entry of the Confirmation Order.
12.18   Final Decree
When the Liquidating Debtor's Estate has been fully administered, the Liquidating Agent shall File a motion with the Court to obtain a final decree to close the Case.

12.19   Inconsistency
    In the event of any inconsistency between the Plan and the Disclosure Statement, any Exhibit to the Plan or the Disclosure Statement or any other instrument or document created or executed pursuant to the Plan, the Plan shall govern.  In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall govern.
12.20   No Interest or Attorneys’ Fees
    No interest, penalty or other charge, including any late charge, arising from and after the Petition Date, and no award or reimbursement of any attorneys’ fees or other related cost or disbursement, shall be allowed on, or in connection with, any Claim.

12.21   Successors and Assigns
    This Plan and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.22   Headings
    The headings of articles, paragraphs and sub-paragraphs in this Plan are inserted for convenience only and shall not affect the interpretation of any provision of this Plan.

12.23   No Penalty for Prepayment
    The Debtor shall not be liable for payment of any sum or interest in the form of a penalty relating to the prepayment of any Claim treated under this Plan.

12.24   Savings Clause
    Any minor defect or inconsistency in the Plan may be corrected or amended by the Confirmation Order.
12.25   Remedy of Defects
    After the Effective Date, the Liquidating Agent may, with approval of the Court, and so long as it does not materially and adversely affect the interests of Creditors or holders of Equity Interests, remedy any defect or omission or reconcile any inconsistencies in the Plan or in the Confirmation Order in such manner as may be necessary to carry out the purposes and effect of the Plan and in form and substance satisfactory to the Liquidating Agent.

ARTICLE XIII
CONCLUSION
            The aforesaid provisions shall constitute the Plan of Liquidation of the Debtor.  This Plan, when approved and confirmed by the Court, shall be deemed binding on the Debtor, all Creditors and holders of Equity Interests and all parties in interest and their successors and assigns in accordance with Section 1141 of the Bankruptcy Code.

AMERICA CAPITAL CORPORATION

DATED: December 18, 2008.	By:	/s/ Steven R. Cook
Steven R. Cook
Executive Vice President